Exhibit 99.1

Clarus Reports Record First Quarter 2022 Results

– Sales in the First Quarter of 2022 Increased 50% Year-Over-Year to $113.3 Million –

– Record Adjusted EBITDA of $19.7 million or 17.4% Adjusted EBITDA Margin –

SALT LAKE CITY, Utah – May 9, 2022 – Clarus Corporation (NASDAQ: CLAR) (“Clarus” and/or the “Company”), a global company focused on the outdoor and consumer enthusiast markets, reported financial results for the first quarter ended March 31, 2022.

First Quarter 2022 Financial Summary vs. Same Year-Ago Quarter

•	Record sales of $113.3 million increased 50% and 6% on a proforma basis.
•	Gross margin improved 320 basis points to 39.1%; adjusted gross margin increased 290 basis points to 39.3%.
•	Net income was $5.3 million, or $0.13 per diluted share, compared to net income of $5.7 million, or $0.17 per diluted share.
•	Adjusted net income before non-cash items increased 44% to $14.8 million, or $0.37 per diluted share, compared to $10.2 million, or $0.31 per diluted share.
•	Adjusted EBITDA increased significantly to a record $19.7 million with an adjusted EBITDA margin of 17.4%, compared to $10.6 million with an adjusted EBITDA margin of 14.1%.

Management Commentary

“The momentum from our record-setting year in 2021 certainly continued into the first quarter of 2022,” said Clarus President John Walbrecht. “Our Precision Sport segment continues to execute at a high level, growing sales by 41%, and in our Adventure segment, we are pleased to report early success in our ‘Innovate and Accelerate’ strategy. Rhino-Rack’s net sales in North America during the first quarter increased 42%, an early proof point of the substantial white space that we believe exists for our Adventure brands in this market. While we continue to experience a strong order book for Black Diamond, supply chain and logistic challenges impacted our ability to convert all Outdoor segment demand into revenue.

“Looking to the remainder of the year, we believe our portfolio of ‘Super Fan’ brands has us well-positioned to continue our market momentum. Our brands have demonstrated strong resistance to recent economic headwinds, highlighting the durability of our entire portfolio of activity-based brands. We estimate some of the logistics challenges we experienced in the first quarter will subside in the back half of the year. This combination is expected to position us for another record-setting year in 2022.”

First Quarter 2022 Financial Results

Sales in the first quarter increased 50% to $113.3 million compared to $75.3 million in the same year-ago quarter. The increase includes revenue contribution of approximately $24.5 million from Rhino-Rack, an acquisition completed on July 1, 2021, and $4.2 million from MAXTRAX, an acquisition completed on December 1, 2021. First quarter sales increased 6% on a proforma basis compared to the year-ago quarter.

Sales in the Outdoor segment were $51.5 million compared to $51.8 million in the same year-ago quarter, while Precision Sport sales increased 41% to $33.1 million. Sales in the Adventure segment were $28.7 million in the first quarter of 2022. Despite strong customer demand, Outdoor segment sales were impacted by logistics challenges that affected the Company’s ability to deliver products on-time and in full. Sales in the Precision Sport and Adventure segments reflect continued strong customer demand and outperformance in navigating the challenging supply chain environment.

Gross margin in the first quarter improved 320 basis points to 39.1% compared to 35.9% in the year-ago quarter due to improvements in channel and product mix, as well as operational efficiencies achieved due to the Company’s larger scale. Excluding a $0.3 million fair value inventory step-up associated with the MAXTRAX acquisition, adjusted gross margin in the first quarter increased 290 basis points to 39.3%.

Selling, general and administrative expenses in the first quarter were $34.2 million compared to $20.9 million in the same year-ago quarter due primarily to the inclusion of Rhino-Rack and MAXTRAX, which contributed $9.4 million in expenses. Non-cash stock-based compensation for performance awards was $3.4 million, a $1.8 million increase compared to the first quarter of 2021. The remainder of the increase was driven by investments in the Company’s go-to-market and fulfilment activities in support of its increased sales.

Net income in the first quarter was $5.3 million, or $0.13 per diluted share, compared to net income of $5.7 million, or $0.17 per diluted share, in the prior year quarter.

Adjusted net income in the first quarter, which excludes non-cash items and transaction costs, increased 44% to $14.8 million, or $0.37 per diluted share, compared to an adjusted net income of $10.2 million, or $0.31 per diluted share, in the same year-ago quarter.

Adjusted EBITDA in the first quarter increased 85% to a record $19.7 million, or an adjusted EBITDA margin of 17.4%, compared to $10.6 million, or an adjusted EBITDA margin of 14.1%, in the same year-ago quarter.

Net cash used in operating activities for the three months ended March 31, 2022 was $(10.8) million compared to $(2.5) million in the prior year quarter. Capital expenditures in the first quarter of 2022 were $1.9 million compared to $1.3 million in the prior year quarter. Free cash flow, defined as net cash provided by operating activities less capital expenditures, for the first quarter of 2022 was $(12.7) million compared to $(3.9) million in the same year-ago quarter. The decrease is primarily due to investments in inventory to mitigate supply chain constraints.

Liquidity at March 31, 2022 vs. December 31, 2021

•	Cash and cash equivalents totaled $16.5 million compared to $19.5 million.
•	Total debt of $151.9 million compared to $141.5 million.
•	Net debt leverage ratio 1.9x compared to 2.0x at the end of 2021.

Amended and Restated Credit Agreement

On April 18, 2022, the Company entered into an amended and restated credit agreement with its banking partners, the agreement provides for borrowings of up to $300 million under a secured revolving credit facility and borrowings of $125 million under a secured term loan facility. At closing the $125 million was fully drawn and $29 million was outstanding under the revolving credit facility. The amended and restated credit agreement has customary commitment fees and covenants and matures on April 18, 2027.

2022 Outlook

Clarus anticipates fiscal year 2022 sales to grow approximately 25% to $470.0 million compared to 2021. By segment, the Company expects sales for Outdoor to increase high-single digits to approximately $237.5 million, the Precision Sport segment to increase low-single digits to approximately $112.5 million, and the Adventure segment to contribute approximately $120 million.

The Company expects adjusted EBITDA in 2022 to be approximately $78.0 million, or an adjusted EBITDA margin of 16.5%. In addition, capital expenditures are still expected to be approximately $9.0 million and free cash flow is still expected to range between $50.0 to $60.0 million.

Net Operating Loss (NOL)

The Company estimates that it has available NOL carryforwards for U.S. federal income tax purposes of approximately $60.7 million, which includes $39.5 million of NOL carryforwards that expire on December 31, 2022. The Company expects to fully utilize the $39.5 million in the current year, prior to expiration. The Company’s common stock is subject to a rights agreement dated February 7, 2008, that is intended to limit the number of 5% or more owners and therefore reduce the risk of a possible change of ownership under Section 382 of the Internal Revenue Code of 1986, as amended. Any such change of ownership under these rules would limit or eliminate the ability of the Company to use its existing NOLs for federal income tax purposes. However, there is no guaranty that the rights agreement will achieve the objective of preserving the value of the NOLs.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its first quarter 2022 results.

Date: Monday, May 9, 2022

Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)

Toll-free dial-in number: 1-877-511-3707

International dial-in number: 1-786-815-8672

Conference ID: 3778768

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and on the Company’s website at www.claruscorp.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through May 23, 2022.

Toll-free replay number: 1-855-859-2056

International replay number: 1-404-537-3406

Replay ID: 3778768

About Clarus Corporation

Headquartered in Salt Lake City, Utah, Clarus Corporation is a global leading designer, developer, manufacturer and distributor of best-in-class outdoor equipment and lifestyle products focused on the outdoor and consumer enthusiast markets. Our mission is to identify, acquire and grow outdoor “super fan” brands through our unique “innovate and accelerate” strategy. We define a “super fan” brand as a brand that creates the world’s pre-eminent, performance-defining product that the best-in-class user cannot live without. Each of our brands has a long history of continuous product innovation for core and everyday users alike. The Company’s products are principally sold globally under the Black Diamond®, Rhino-Rack®, MAXTRAX®, Sierra®, and Barnes® brand names through outdoor specialty and online retailers, our own websites, distributors, and original equipment manufacturers. Our portfolio of iconic brands is well-positioned for sustainable, long-term growth underpinned by powerful industry trends across the outdoor and adventure sport end markets. For additional information, please visit www.claruscorp.com or the brand websites at www.blackdiamondequipment.com, www.rhinorack.com, www.maxtrax.com.au, www.sierrabullets.com, www.barnesbullets.com, www.pieps.com, or www.goclimbon.com.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). This press release contains the non-GAAP measures: (i) adjusted gross margin and adjusted gross profit, (ii) net income before non-cash items and related income per diluted share, and adjusted net income before non-cash items and related income per diluted share, (iii) earnings before interest, taxes, other income or expense, depreciation and amortization (“EBITDA”), EBITDA margin, adjusted EBITDA, and adjusted EBTIDA margin, and (iv) free cash flow. The Company believes that the presentation of certain non-GAAP measures, i.e.: (i) adjusted gross margin and adjusted gross profit, (ii) net income before non-cash items and related income per diluted share, and adjusted net income before non-cash items and related income per diluted share, (iii) EBITDA, EBITDA margin, adjusted EBITDA and adjusted EBITDA margin, and (iv) free cash flow, provide useful information for the understanding of its ongoing operations and enables investors to focus on period- over-period operating performance, and thereby enhances the user's overall understanding of the Company's current financial performance relative to past performance and provides, along with the nearest GAAP measures, a baseline for modeling future earnings expectations. Non-GAAP measures are reconciled to comparable GAAP financial measures within this press release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company's reported GAAP results. Additionally, the Company notes that there can be no assurance that the above referenced non-GAAP financial measures are comparable to similarly titled financial measures used by other publicly traded companies.

Forward-Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release, include, but are not limited to, those risks and uncertainties more fully described from time to time in the Company's public reports filed with the Securities and Exchange Commission, including under the section titled “Risk Factors” in the Company's Annual Report on Form 10-K, and/or Quarterly Reports on Form 10-Q, as well as in the Company’s Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Company Contacts:

John C. Walbrecht

President

Tel 1-801-993-1344

john.walbrecht@claruscorp.com

Michael J. Yates

Chief Financial Officer

Tel 1-801-993-1304

mike.yates@claruscorp.com

Investor Relations Contact:

Gateway Group, Inc.

Cody Slach

Tel 1-949-574-3860

CLAR@gatewayir.com

CLARUS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	March 31, 2022	December 31, 2021
Assets
Current assets
Cash	$16,451	$19,465
Accounts receivable, less allowance for
credit losses of $1,283 and $811	69,530	66,180
Inventories	152,718	129,354
Prepaid and other current assets	12,838	11,831
Income tax receivable	258	116
Total current assets	251,795	226,946

Property and equipment, net	43,168	42,826
Other intangible assets, net	71,327	73,683
Indefinite-lived intangible assets	131,115	128,271
Goodwill	121,064	118,090
Deferred income taxes	22,456	22,433
Other long-term assets	20,157	19,578
Total assets	$661,082	$631,827

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$34,098	$31,488
Accrued liabilities	30,176	27,473
Income tax payable	1,844	4,437
Current portion of long-term debt	12,103	9,585
Total current liabilities	78,221	72,983

Long-term debt, net	139,829	131,948
Deferred income taxes	36,892	35,280
Other long-term liabilities	23,034	21,448
Total liabilities	277,976	261,659

Stockholders' Equity
Preferred stock, $0.0001 par value per share; 5,000 shares authorized; none issued	-	-
Common stock, $0.0001 par value per share; 100,000 shares authorized; 41,272 and 41,105 issued and 37,210 and 37,094 outstanding, respectively	4	4
Additional paid in capital	666,489	662,996
Accumulated deficit	(258,963)	(263,342)
Treasury stock, at cost	(25,537)	(24,440)
Accumulated other comprehensive income (loss)	1,113	(5,050)
Total stockholders' equity	383,106	370,168
Total liabilities and stockholders' equity	$661,082	$631,827

CLARUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31, 2022	March 31, 2021
Sales
Domestic sales	$62,307	$47,573
International sales	50,969	27,758
Total sales	113,276	75,331

Cost of goods sold	69,024	48,281
Gross profit	44,252	27,050

Operating expenses
Selling, general and administrative	34,175	20,885
Transaction costs	1,201	476
Contingent consideration expense	763	-

Total operating expenses	36,139	21,361

Operating income	8,113	5,689

Other expense
Interest expense, net	(1,116)	(238)
Other, net	(67)	(140)

Total other expense, net	(1,183)	(378)

Income before income tax	6,930	5,311
Income tax expense (benefit)	1,621	(366)
Net income	$5,309	$5,677

Net income per share:
Basic	$0.14	$0.18
Diluted	0.13	0.17

Weighted average shares outstanding:
Basic	37,161	31,283
Diluted	39,802	32,750

CLARUS CORPORATION
RECONCILIATION FROM GROSS PROFIT TO ADJUSTED GROSS PROFIT
AND ADJUSTED GROSS MARGIN

THREE MONTHS ENDED

	March 31, 2022		March 31, 2021
Gross profit as reported	$44,252	Gross profit as reported	27,050
Plus impact of inventory fair value adjustment	269	Plus impact of inventory fair value adjustment	361
Adjusted gross profit	$44,521	Adjusted gross profit	$27,411

Gross margin as reported	39.1%	Gross margin as reported	35.9%

Adjusted gross margin	39.3%	Adjusted gross margin	36.4%

CLARUS CORPORATION
RECONCILIATION FROM NET INCOME TO NET INCOME BEFORE NON-CASH ITEMS, ADJUSTED
NET INCOME BEFORE NON-CASH ITEMS AND RELATED EARNINGS PER DILUTED SHARE
(In thousands, except per share amounts)

	Three Months Ended
		Per Diluted		Per Diluted
	March 31, 2022	Share	March 31, 2021	Share
Net income	$5,309	$0.13	$5,677	$0.17

Amortization of intangibles	4,120	0.10	1,197	0.04
Depreciation	1,832	0.05	1,356	0.04
Amortization of debt issuance costs	170	0.00	82	0.00
Stock-based compensation	3,367	0.08	1,524	0.05
Inventory fair value of purchase accounting	269	0.01	361	0.01
Income tax expense (benefit)	1,621	0.04	(366)	(0.01)
Cash paid for income taxes	(3,844)	(0.10)	(75)	(0.00)

Net income before non-cash items	$12,844	$0.32	$9,756	$0.30

Transaction costs	1,201	0.03	476	0.01
Contingent consideration expense	763	0.02	-	-
State cash taxes on adjustments	(43)	(0.00)	(12)	(0.00)

Adjusted net income before non-cash items	$14,765	$0.37	$10,220	$0.31

CLARUS CORPORATION

RECONCILIATION FROM NET INCOME TO EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION (EBITDA), AND ADJUSTED EBITDA

(In thousands)

	Three Months Ended
	March 31, 2022	March 31, 2021
Net income	$5,309	$5,677

Income tax expense (benefit)	1,621	(366)
Other, net	67	140
Interest expense, net	1,116	238

Operating income	8,113	5,689

Depreciation	1,832	1,356
Amortization of intangibles	4,120	1,197

EBITDA	14,065	8,242

Transaction costs	1,201	476
Contingent consideration expense	763	-
Inventory fair value of purchase accounting	269	361
Stock-based compensation	3,367	1,524

Adjusted EBITDA	$19,665	$10,603

Sales	$113,276	$75,331

EBITDA margin	12.4%	10.9%
Adjusted EBITDA margin	17.4%	14.1%